SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:
| | Preliminary Proxy Statement            |_| Confidential, for Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
| | Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Physician Healthcare Plan of New Jersey, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |_| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction: $2,377,100 (based on data available on date of filing)

         (5) Total fee paid:

         |X| Fee paid previously with preliminary materials: $475.42
         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid: $____________________________________
         (2) Form, Schedule or Registration Statement no: ________________
         (3) Filing Party: _______________________________________________
         (4) Date filed: _________________________________________________

                         [For the Letterhead of PHPNJ]


                                                              November 10, 1997


To Our Stockholders:

         I am pleased to enclose information relating to the Special Meeting of Stockholders of Physician Healthcare Plan of New Jersey, Inc. ("PHPNJ") to be held at the Hyatt Regency, 2 Albany Street, New Brunswick, New Jersey on Tuesday, December 9, 1997 at 6:30 p.m.
         At the meeting you will be asked to consider and vote upon a proposal to approve an agreement with Medigroup of New Jersey, Inc. (HMO Blue), which involves the sale of PHPNJ's HMO and PPO group contracts, provider agreements and other participation and ancillary services agreements. The transaction is more fully described in the enclosed Proxy Statement. HMO Blue is the HMO formed by Blue Cross/Blue Shield of New Jersey, Inc.

         Your Board of Directors has approved the agreement after reviewing several transaction proposals, and believes that it is in the best interest of the company and our stockholders that the stockholders approve the agreement and transaction with HMO Blue. After several months of due diligence and consideration of several proposals with the assistance of our financial advisors, the Board of Directors determined that the proposal offered by HMO Blue was the best of the available alternatives.

         Given the low membership in PHPNJ plans, PHPNJ cannot long sustain itself at the rate at which funds are required to pay expenses and claims liabilities. The Board believes that the proposed transaction with HMO Blue helps PHPNJ meet its obligations and preserve its cash so that there is a greater possibility of some funds being available for distribution to stockholders when PHPNJ finally winds-up its operations.

         In addition to preserving cash, the terms of the proposed transaction with HMO Blue permit PHPNJ to have up to 140 physicians from the PHPNJ community on various HMO Blue specialty panels. PHPNJ physicians will also be appointed to certain committees of HMO Blue and Blue Cross Blue Shield of New Jersey, Inc., and a PHPNJ nominee will be appointed to the Board of HMO Blue's parent company. We feel that this substantial representation will help keep alive PHPNJ's philosophy of physician directed managed care.

         The other proposals considered by the Board raised significant uncertainties concerning value, continued physician involvement and other issues. We believe none presented the possibilities which an alliance between PHPNJ physicians and the major health care insurer in the state holds in this period of great change and even greater evolution of managed care in New Jersey. Accordingly, the Board of Directors recommends that you vote to authorize this transaction. Please sign and return the enclosed proxy using the enclosed envelope, or attend the meeting and vote in person.

                                                       Sincerely,

                                                       /s/ Joseph D. Billotti
                                                       ________________________
                                                       Joseph D. Billotti, M.D.
                                                       Chairman